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                                                                   EXHIBIT 99.1

                          HOULIHAN LOKEY HOWARD ZUKIN

                      A SPECIALTY INVESTMENT BANKING FIRM

                                                                October 1, 1996

To The Special Committee
 of the Board of Directors
 Ramsay Health Care, Inc.

To The Board of Directors
 Ramsay Health Care, Inc.

Gentlemen:

  Ramsay Health Care, Inc. ("RHCI" or the "Company") has entered into an agreement and plan of merger dated as of October 1, 1996 pursuant to which the Company will acquire (the "Merger") the common stock of Ramsay Managed Care, Inc. ("RMCI") and the preferred stock of RMCI in a stock for stock merger. We further understand that to effectuate the Merger, RHCI will form RHCI Acquisition Corp. ("Acquisition"), which will merge with RMCI, with RMCI being the surviving entity. Each outstanding share of RMCI common stock, other than treasury shares or shares owned by RHCI, will be converted into the right to receive one-third (ha) (the "Conversion Number") of a share of RHCI common stock, and each outstanding share of RMCI preferred stock outstanding, other than treasury shares or shares owned by RHCI, will be converted into the right to receive one (1) (the "Preferred Conversion Number") share of RHCI Class B preferred stock, Series 1996. The Merger and the related transactions are referred to herein as the "Transaction."

  You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

  In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.reviewed the following financial information:

    (i) Company's Form 10-Ks and Annual Reports for the fiscal years ended June 30, 1994 and June 30, 1995, and unaudited financial statements for the fiscal year ended June 30, 1996, which management has identified as the most current information available;

    (ii) RMCI's Form 10-KSB for the fiscal year ended June 30, 1995 and June 30, 1996, which management has identified as the most current information available; and

    (iii) projected financial statements for RHCI and RMCI prepared by RHCI and RMCI management, for the fiscal year ending June 30, 1997;

  2.reviewed copies of the following documents and agreements:

    (i) Agreement and Plan of Merger among Ramsay Managed Care Inc., Ramsay Health Care, Inc., and RHCI Acquisition Corp., dated as of October 1, 1996;

    (ii) Stock Purchase Agreement between Paul Ramsay Hospitals Pty. Limited and Ramsay Managed Care, Inc., dated September 10, 1996;
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    (iii) Exchange Agreement by and among Ramsay Health Care, Inc., Paul
          Ramsay Hospitals Pty. Limited and Paul J. Ramsay, dated September 10, 1996; and

    (iv) Exchange Agreement by and among Ramsay Managed Care, Inc., Paul Ramsay Hospitals Pty. Limited and Paul J. Ramsay, dated September 10, 1996;

  3. met with management of RMCI and the Company to discuss the Transaction and the financial condition, operation and future prospects of RMCI and the Company;

  4. reviewed information on publicly traded companies we deemed comparable to RMCI and the Company respectively;

  5.reviewed certain information regarding transactions we deemed comparable to the Transaction; and

  6.conducted such other analysis as we deemed appropriate under the circumstances.

  We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company and RMCI, and that there has been no material change in the assets, financial condition, business or prospects of the Company or RMCI since the fiscal year ended June 30, 1996 financial statements.

  We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and RMCI and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company or RMCI. We have assumed that the Merger will qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.

  Based upon the foregoing, and in reliance thereon, it is our opinion that the Conversion Number and the Preferred Conversion Number are fair to the Company, from a financial point of view.

                                          Houlihan, Lokey, Howard & Zukin,
                                           Inc.